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                                                                      EXHIBIT 19

                         ADDITIONAL SUPPORT AGREEMENT

          This Additional Support Agreement (the "Agreement") is entered into as of December 21, 1995 by and between Samsung Electronics Co., Ltd., a Korean corporation ("SEC"), and AST Research, Inc., a Delaware corporation ("AST"). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement referred to in recital A immediately below.

          A. SEC and AST entered into that certain Stock Purchase Agreement dated as of February 27, 1995, as amended by Amendment No. 1 thereto dated as of June 1, 1995 and Amendment No. 2 thereto dated as of July 29, 1995 (as so amended, the "Stock Purchase Agreement") pursuant to which SEC acquired certain shares of AST's Common Stock.

          B. As a result of the transactions contemplated by the Stock Purchase Agreement, SEC is a significant stockholder of AST.

          C. SEC and AST entered into that certain Stockholder Agreement dated as of July 31, 1995 (the "Stockholder Agreement") pursuant to which certain terms and conditions were established concerning SEC's investment in AST and AST's corporate governance.

          D. In addition to the Stock Purchase Agreement and the Stockholder Agreement, SEC and AST entered into that certain Strategic Alliance Agreement dated February 27, 1995 and certain other agreements that were intended to enhance the business prospects and competitive position of AST.

          E. AST has requested additional support from SEC to further enhance its business prospects and competitive position and SEC desires to provide such support in consideration of the issuance of the Stock Option to SEC as herein provided.

          NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, and covenants set forth in this Agreement, SEC and AST hereby agree as follows:

                                   ARTICLE 1

                          COMPONENT SUPPLY CREDIT LINE

          1.1  Component Sales.  SEC represents to AST that it has complied in
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all material respects with the first sentence of Article 3 of that certain
Component Sales Agreement dated as of July 31, 1995 by and between SEC and AST (the "Component Sales Agreement"). SEC and AST shall continue to have their respective rights and obligations under the Component Sales Agreement,, including rights and obligations regarding the purchase and sale of display monitors, liquid crystal display panels, CD-ROM drives, hard disk drives, static, video and dynamic random access memory, and other items which exist now or may be developed in the future (the "Products"). As set forth in the Component Sales Agreement, AST and its Subsidiaries ("Ordering Entity") may submit purchase orders directly to SEC for Products and SEC shall supply same to Ordering Entity pursuant to the terms and conditions of this Agreement and the Component Sales Agreement (in the event of a conflict or inconsistency between any terms or conditions of this Agreement and the Component Sales Agreement, the terms and conditions of this Agreement shall supersede and control). No term or condition set forth in any purchase order submitted to SEC by an Ordering Entity shall modify the terms and conditions of this Agreement or the Component Sales Agreement.

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          1.2  Extended Vendor Credit Limit.  As set forth in the Component
               ----------------------------
Sales Agreement, SEC shall provide AST pricing and terms which, when considered in the aggregate, are at least as favorable as those offered by SEC to its most favored customer group. Notwithstanding such terms, until November 30, 1997, but subject to the provisions of Section 1.3 below, SEC shall extend vendor credit to AST of up to $100 million outstanding at any given time on terms as described in Schedule 1.2, which the parties agree shall be treated as confidential.

          1.3  Termination of Extended Credit Limit.  SEC's obligations under
               ------------------------------------
Section 1.2 above shall terminate and be of no further force and effect if any of the following events shall occur:

               (a) Termination of Component Sales Agreement.  The Component
                   ----------------------------------------
Sales Agreement shall have been terminated in accordance with its terms (including the provisions of the General Terms Agreement dated as of July 31, 1995 between the parties which forms a part of the Component Sales Agreement).

               (b) Failure to Achieve Turnaround Plan.  At the election of
                   ----------------------------------
SEC, upon written notice to AST, if AST fails to achieve for any quarter of fiscal year 1996 at least eighty-five (85%) of the sales objectives set forth in AST's Fiscal Year 1996 Turnaround Plan previously provided to SEC and attached to the resolutions presented to AST's Board of Directors in connection with its consideration of this Agreement.

                                   ARTICLE 2

                                    GUARANTY

          2.1  Line of Credit Guaranty.  SEC shall, as promptly as practicable
               -----------------------
after receipt of a request from AST, execute and deliver one or more guaranties(the "Guaranty") of a bank line or lines of credit for the benefit of AST in an aggregate amount not to exceed $200 million outstanding at any one time; provided, however, that the obligation to provide such Guaranty shall not extend beyond December 31, 1997, and provided further that the terms of such line or lines of credit and Guaranty shall not differ materially from the forms of Credit Agreement and Guaranty attached hereto as Exhibit 2.1 without SEC's prior approval, which approval may be given or withheld by SEC in its sole and absolute discretion.

                                   ARTICLE 3

                                  STOCK OPTION

          3.1  Grant of Stock Option.  AST hereby grants to SEC an irrevocable
               ---------------------
option (the "Stock Option") to purchase up to 4,400,000 shares of AST Common Stock (the "Option Shares") at a purchase price of one cent ($.01) per Option Share (the "Purchase Price"). SEC may assign the Stock Option in whole or part to any of SEC's wholly-owned or majority-owned subsidiaries.

          3.2  Exercise of Stock Option.
               ------------------------

               (a) The Stock Option may be exercised in whole or in part at any time or from time to time after June 30, 1996; provided, however, that the Stock Option may not be exercised at any time that SEC is in material breach of its obligation to provide vendor credit under the second sentence of Section 1.2 of this Agreement or its obligations under Section 2.1 of this Agreement, and provided further that the Stock Option shall terminate, to the extent not theretofore exercised, at 11:59 p.m. on June 30, 2001.

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               (b) In the event SEC or any permitted assignee wishes to exercise the Stock Option, SEC or such assignee shall send a written notice (an "Exercise Notice") to AST specifying the total number of Option Shares SEC or such assignee wishes to purchase, the denominations of the certificate or certificates evidencing such Option Shares which SEC or such assignee wishes to receive, a date which shall be a business day which is at least five business days after delivery of such notice, and the place for the closing of such purchase (a "Closing"), which place will be in Orange County, California. SEC may, in its discretion upon its exercise of the Stock Option, have any Option Shares issued in the name of any of its wholly-owned or majority-owned subsidiaries.

              (c) Upon receipt of an Exercise Notice, AST shall be obligated to deliver to SEC or SEC's permitted assignee a certificate or certificates evidencing the number of Option Shares specified therein, in accordance with the terms of this Agreement, on the later of (i) the date specified in such Exercise Notice and (ii) the first business day on which the conditions specified in
Section 3.3 shall be satisfied.

          3.3  Conditions to Delivery of Option Shares.  The obligation of AST
               ---------------------------------------
to deliver Option Shares upon any exercise of the Stock Option is subject to the following conditions:

               (a) Such delivery would not in any material respect violate, or otherwise cause the material violation of, any law or regulation (including any rules or regulations of the NASDAQ National Market or any other principal stock exchange on which the Common Stock is at the time listed or quoted) applicable to such exercise of the Stock Option and the delivery of the Option Shares;

               (b) There shall be no preliminary or permanent injunction or other order by any court of competent jurisdiction preventing or prohibiting such exercise of the Stock Option or the delivery of the Option Shares in respect of such exercise; and

               (c) The party exercising the Stock Option shall have represented to AST that such exercise is in material compliance with all applicable Korean governmental laws and regulations.

          3.4  Closings.  At each Closing, AST will deliver to SEC a certificate
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or certificates evidencing the number of Option Shares specified in the applicable Exercise Notice (in the denominations specified therein), and SEC will purchase such Option Shares from AST at the Purchase Price. All payments made by SEC to AST pursuant to this Section 3.4 shall be made, at the option of SEC, either (a) by wire transfer of immediately available United States funds in the amount of the aggregate Purchase Price for the Option Shares being purchased, or (b) by delivery to AST of a certified or bank check or checks payable in the United States to or on the order of AST in an amount equal to the aggregate Purchase Price.

          3.5  Adjustments Upon Share Issuances, Changes in Capitalization, etc.
               ----------------------------------------------------------------

               (a) In the event of any change in the capitalization of AST or in the number of outstanding shares of AST by reason of a stock dividend, split-up, recapitalization, reclassification, combination, exchange of shares or similar transaction, or any other change in the corporate or capital structure of AST (including, without limitation, the declaration or payment of an extraordinary dividend in cash, securities or other property), the type and number of shares or securities to be issued by AST upon exercise of the Stock Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that SEC shall receive upon exercise of the Stock Option the number and class of shares or other securities or property that SEC would have received if the Stock Option had been exercised immediately

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prior to such event, or the record date therefor, as applicable, and elected to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property.

               (b) In the event that AST shall enter into an agreement (i) to consolidate with or merge into any person, and AST shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person to merge into AST and AST shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of AST shall be changed into or exchanged for stock or other securities of AST or any other person or into cash or any other property, or the outstanding shares of AST shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or (iii) to sell or otherwise transfer all or substantially all of its assets to any person in a single transaction or series of related transactions, and, in connection with such sale or transfer the outstanding shares of AST shall be changed into or exchanged for stock or other securities of AST or any other person or into cash or any other property; then in any such case, proper provision shall be made in the agreements governing such transaction so that SEC shall receive upon exercise of the Stock Option the number and class of shares or other securities or property that SEC would have received if the Stock Option had been exercised immediately prior to such transaction, or the record date therefor, as applicable, and elected to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property.

          3.6  Investment Intent.  SEC represents and warrants to AST that the
               -----------------
Option Shares will be acquired by SEC solely for its own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of such shares. SEC understands that the Option Shares will not have been registered under the Securities Act and that any disposition thereof by SEC must be registered under the Securities Act or exempt from such registration.

          3.7  Sophistication.  SEC represents and warrants to AST that SEC is
               --------------
able to bear the economic risk of an investment in the Option Shares and can afford to sustain a total loss on such investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect its own interests in connection with the purchase of the Option Shares.

                                   ARTICLE 4

                                REPRESENTATIONS

          4.1  Representations.  Each of the parties represents on its own
               ---------------
behalf to the other party that it has obtained all consents required of it under applicable laws, rules or regulations (including, in the case of SEC, those of Korea) for the execution, delivery and performance of its obligations under this Agreement, that such execution, delivery and performance does not violate such laws, rules or regulations and that this Agreement is legal, valid and binding on such party in accordance with its terms.

                                   ARTICLE 5

                                 MISCELLANEOUS

          5.1  Governing Law; Consent to Jurisdiction.  This Agreement shall be
               --------------------------------------
governed by, construed under and enforced in accordance with, the laws of the State of Delaware without regard to its conflict-of-laws principles. SEC and AST agree that (i) any legal action or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought exclusively in the courts of the State of Delaware or the Federal courts of the United States of America sitting in Delaware, (ii) each irrevocably submits to the jurisdiction

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of each such court, and (iii) any summons, pleading, judgment, memorandum of law, or other paper relevant to any such action or proceeding shall be sufficiently served if delivered to the recipient thereof by certified or registered mail (with return receipt) at its address set forth in Section 5.3.
                                                                  -----------
Nothing in the proceeding sentence shall affect the right of any party to proceed in any jurisdiction for the enforcement or execution of any judgment, decree or order made by a court specified in said sentence.

          5.2  Expenses.  Each of the parties shall pay its own expenses
               --------
incurred in connection with the negotiation and preparation of this Agreement and the effectuation of the transactions contemplated hereby including, without limitation, all fees and disbursements of its respective legal counsel, advisors, and accountants.

          5.3  Notices.  In case of any event or circumstance giving rise to an
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obligation of SEC or AST to provide notice hereunder, such notice shall be delivered within the time specifically set forth herein or, if no such time is specified, then as promptly as practicable after becoming aware of such event or circumstance. Any notice required or permitted to be given under this Agreement shall be written, and may be given by personal delivery, by cable, telecopy, telex or telegram (with a confirmation copy mailed as follows), by Federal Express, United Parcel Service, DHL, or other reputable commercial delivery service, or by registered or certified mail, first-class postage prepaid, return receipt requested. Notice shall be deemed given upon actual receipt. Mailed notices shall be addressed as follows, but each party may change address by written notice in accordance with this paragraph.

     To AST:                  AST Research, Inc.
                              16215 Alton Parkway
                              Irvine, California 92718
                              Attention:  Chief Executive Officer

     with a copy to:          Skadden, Arps, Slate, Meagher & Flom
                              300 South Grand Avenue
                              Los Angeles, CA 90071-3144
                              Attention:  Thomas C. Janson, Jr., Esq.

     To SEC:                  Samsung Electronics Co., Ltd.
                              Samsung Main Building
                              250, 2-Ka, Taepyung-Ro, Chung-Ku
                              Seoul, Korea  100-742
                              Attention:  General Legal Counsel

     with a copy to:          Gibson, Dunn & Crutcher
                              4 Park Plaza, Suite 1700
                              Irvine, CA 92714
                              Attention:  Thomas D. Magill, Esq.

          5.4  Waiver.  Each party hereto may in its sole discretion (i) extend
               ------
the time for the performance of any of the obligations or other acts of the other party hereunder, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. No term or provision hereof shall be deemed waived and no breach hereof excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. No waiver hereunder shall apply or be construed to apply beyond its expressly stated terms. No failure to exercise and no delay in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, remedy, power or privilege hereunder shall

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preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No failure to insist upon strict performance of any term or provision of this Agreement, or to exercise any right hereunder, shall be construed as a waiver or as a relinquishment of such term, provision, or right.

          5.5  SEC Subsidiaries; Successors, Assignment, and Parties in
               --------------------------------------------------------
Interest. This Agreement and the rights hereunder may not be assigned by SEC or AST without the prior written consent of the other party, which may be given or withheld in the other party's discretion, except that SEC may (i) exercise any or all rights and/or fulfill any or all obligations under this Agreement in conjunction with or through one or more wholly owned subsidiaries of SEC; and/or
(ii) assign this Agreement to an Affiliate or Affiliates of SEC; provided that SEC shall remain liable for all of its obligations under this Agreement not fully performed by its subsidiaries or assignees. In addition, subject to compliance with all applicable securities laws, SEC shall have the right to transfer any unexercised Stock Options to underwriters or brokers in connection with an offering by such underwriters or brokers of the Stock Options or the underlying Option Shares in transactions which comply with the provisions of
Section 3.3 of the Stockholder Agreement. This Agreement shall be binding upon and inure solely to the benefit of SEC and AST and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          5.6  Entire Agreement.  This Agreement, together with the Component
               ----------------
Sales Agreement and the General Terms Agreement, constitutes the entire agreement between SEC and AST with respect to the subject matter hereof and thereof and the transactions contemplated hereby and thereby and supersedes all prior or contemporaneous, written or oral agreements or understandings with respect thereto (including without limitation all term sheets). In the event of a conflict or inconsistency between any terms or conditions of this Agreement and such other agreements, the terms and conditions of this Agreement shall supersede and control. The parties acknowledge that their agreements hereunder and thereunder were not procured through representations or agreements not set forth herein or therein.

          5.7  Amendment.  This Agreement may be amended only by a written
               ---------
instrument executed and delivered by a duly authorized officer of SEC and a duly authorized officer of AST.

          5.8  Cumulation of Remedies.  All remedies available to any party for
               ----------------------
breach or non-performance of this Agreement are cumulative and not exclusive of any rights, remedies, powers or privileges provided by law, and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies.

          5.9  Fair Construction.  This Agreement shall be deemed the joint work
               -----------------
product of SEC and AST without regard to the identity of the draftsperson, and any rule of construction that a document shall be interpreted or construed against the drafting party shall not be applicable.

          5.10  Headings; References.  Headings used in this Agreement are
                --------------------
inserted as a matter of convenience and for reference, do not constitute a part of this Agreement for any other purpose, and shall not affect the interpretation or enforcement hereof or thereof. References herein or therein to Sections, Schedules, and Exhibits are, unless otherwise designated, references to the specified Section, Schedule or Exhibit hereof or hereto.

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          5.11  Counterparts.  This Agreement may be executed in counterparts,
                ------------
each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


AST RESEARCH, INC.,                  SAMSUNG ELECTRONICS CO., LTD.,
a Delaware corporation               a Korean corporation

By: /s/ Ian W. Diery                 By: /s/ Won Suk Yang
   ----------------------------         --------------------------------------
Name: Ian W. Diery                   Name: Won Suk Yang
     --------------------------           ------------------------------------
Title: President and CEO             Title: Senior Executive Managing Director
      -------------------------            -----------------------------------

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